Exhibit 99

Baxter´s Board of Directors Announces Appointment of Robert L. Parkinson, Jr. as Chairman and CEO

DEERFIELD, Ill., April 19, 2004 – Baxter International Inc. (NYSE:BAX) announced today that its board of directors has elected Robert L. Parkinson, Jr., age 53, as the company’s new chairman and chief executive officer, effective April 26, 2004. Parkinson succeeds Harry M. Jansen Kraemer, Jr., who announced his resignation in January 2004.

Parkinson was formerly president and chief operating officer at Abbott Laboratories and held a variety of management and leadership positions during his 25-year tenure. Since 2002, he has served as Dean of Loyola University Chicago’s School of Business Administration and its Graduate School of Business.

“Baxter’s board of directors conducted a comprehensive review of candidates and is delighted to find someone of Bob’s caliber to take the helm at Baxter,” said Walter Boomer, chairman of the board’s governance committee responsible for the CEO search. “Bob’s long and distinguished career with a diversified global health-care company combined with his business acumen and keen understanding of the challenges and opportunities in the health-care industry make Bob the ideal leader to take Baxter forward.”

“I am honored to be leading Baxter and working together with the team to shape its future,” Parkinson said, reflecting on his decision to join Baxter. “The company has a proud heritage of innovation and I am very confident that with its market-leading therapies and unique combination of strengths, Baxter is in one of the best positions of any health-care company I know to significantly influence health care around the world. I look forward to working with the management team to advance Baxter’s leadership for the benefit of the millions of patients worldwide who rely on Baxter’s life-saving products.”

Parkinson brings significant operational experience to Baxter, having worked his way through the management ranks at Abbott, which he joined in 1976. He held a variety of marketing and management positions there before being named vice president of European operations in 1990, president of the chemical and agricultural division in 1993 and president of the international division responsible for pharmaceutical, hospital and nutritional products in 1995. In 1998 he became a member of its board of directors before being named president and chief operating officer of the company in 1999.

Parkinson is active on industry boards and community organizations, serving on the board of directors for Chicago-based Northwestern Memorial Hospital and the Northwestern Memorial Foundation. Parkinson earned both a bachelor’s degree and master’s degree in business administration from Loyola University in Chicago.

Baxter International Inc., through its subsidiaries, assists health-care professionals and their patients with the treatment of complex medical conditions, including cancer, hemophilia, immune disorders, kidney disease and trauma. The company applies its expertise in medical devices, pharmaceuticals and biotechnology to make a meaningful difference in patients´ lives.

Media Contacts
Deborah Spak, (847) 948-2349	Investor Contacts
Sally Benjamin Young, (847) 948-2304	Neville Jeharajah, Baxter, (847) 948-2875 Mary Kay Ladone, Baxter, (847) 948-3371